Exhibit 99.1

FORESIGHT ENERGY ANNOUNCES DEPARTURE OF CFO OSCAR MARTINEZ AND APPOINTMENT OF JAMES MURPHY AS PRINCIPAL FINANCIAL OFFICER

ST. LOUIS, Missouri — (PR NEWSWIRE) — October 29, 2015 — Foresight Energy LP (NYSE: FELP) (“Foresight”) announced today that Oscar Martinez, Foresight’s Senior Vice President and Chief Financial Officer, will resign on November 13.  His departure is part of the integration plan that combined the corporate functions of Foresight and Murray Energy Corporation resulting from the partnership formed earlier this year.

“I would like to thank Oscar for his leadership and contributions to our success,” said Chris Cline, founder of Foresight.  “He helped maintain our cost leadership and fund our capital investment during a period in which Foresight more than doubled in size.”

Foresight also announced that James Murphy, Chief Accounting Officer, will assume the duties of Principal Financial Officer effective November 6.

“Jim brings a deep level of dedication and knowledge to this role and I look forward to working closely with him and the rest of our finance and accounting team,” said Robert Moore, Foresight’s President and Chief Executive Officer.  “I also wish to thank Oscar for his dedication to the integration process and for his commitment to the success of this partnership.”

About Foresight Energy LP

Foresight is a leading coal producer in the Illinois basin region of the United States with control of over three billion tons of coal reserves currently supporting four mining complexes. Foresight’s logistics give each of its mining complexes multiple modes of transportation to reach the end-users for its coal, including rail, barge and truck. Foresight serves both the domestic and international markets.

Contact

Gary M. Broadbent

Assistant General Counsel and Media Director

(740) 338-3100

media@coalsource.com